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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-63070, 333-04186, 333-30111 and 333-42656) pertaining to the
2001 Equity Incentive Plan, 1995 Director Stock Option Plan, 1995 Employee Stock Purchase Plan and 1993 Stock Plan and in the Registration Statements (Form S-3, Nos. 333-59368, 333-42798, and 333-73550) of Conceptus, Inc. and in the related Prospectuses of our report dated February 1, 2001, with respect to the 2000 and 1999 consolidated financial statements and schedule of Conceptus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

                                          /s/ Ernst & Young LLP

Palo Alto, California
March 28, 2002